Exhibit 99.1
ALTICE USA REPORTS FIRST QUARTER 2025 RESULTS
Company Provides Full Year 2025 Outlook
Lowest Quarterly Customer and Broadband Churn in Three Years
All-time High Fiber Customer Growth of +69k; Surpassed 600k Customer Milestone
Best Mobile Line Performance in 5 Years of +49k; Surpassed 500k Mobile Line Milestone
Embedding AI and Digital Tools Across Operations, Including Through New Partnership with Google Cloud

NEW YORK (May 8, 2025) -- Altice USA (NYSE: ATUS) today reports results for the first quarter ended March 31, 2025.
Dennis Mathew, Altice USA Chairman and Chief Executive Officer, said: "Our first quarter results reflect steady progress against our operational and financial priorities. We achieved record customer growth in our fiber and mobile businesses and saw sequential improvement in our broadband subscriber performance, all while successfully completing two major programming negotiations with favorable outcomes and minimal disruptions to our customers. We are activating competitive strategies with enhanced go-to-market effectiveness, deepening penetration of both new and existing products, and transforming our operations to drive efficiency, leading to our lowest churn levels in three years. Based on our continued progress and momentum we expect to deliver approximately $3.4bn of Adjusted EBITDA in Full Year 2025, representing a meaningful improvement from prior year trends, as we stay focused on sustainable growth, shareholder value, and delivering best-in-class services to the communities we serve."

First Quarter 2025 Financial Overview
•Total revenue of $2.2 billion (-4.4% year over year)
◦Residential revenue of $1.7 billion (-5.7% year over year)
◦Residential revenue per user (ARPU)(1) of $133.93 (-1.3% year over year)
◦Broadband ARPU(2) of $75.31 (+2.4% year over year)
◦Business Services revenue of $363.5 million (-0.4% year over year)
◦News and Advertising revenue of $102.4 million (-3.1% year over year)
•Net loss attributable to stockholders of ($75.7) million ($(0.16)/share on a diluted basis) in Q1 2025, compared to ($21.2) million ($(0.05)/share on a diluted basis) in Q1 2024
•Net cash flows from operating activities of $0.2 billion compared to $0.4 billion in Q1 2024
•Adjusted EBITDA(3) of $799.0 million (-5.6% year over year) and margin of 37.1%
•Cash capital expenditures of $356.1 million (+6.0% year over year) and capital intensity(4) of 16.5% in Q1 2025 (12.1% excluding FTTH and new build(5))
•Free Cash Flow (Deficit)(3) of ($168.6) million

First Quarter 2025 Key Operational Highlights
•Fiber Growth: Highest Ever Fiber Net Additions, Reaching 607k Fiber Customers, a 54% Increase in Total Fiber Customers in Q1 2025 Compared to Q1 2024
◦Fiber customer growth accelerated with +69k fiber net additions, representing Optimum's best quarter ever for fiber net adds
◦Fiber network penetration reached 20.3%, up from 14.2% in Q1 2024
•Mobile Growth: Best Mobile Line Net Add Performance in Five Years, Reaching 509k Lines, a 45% Increase in Ending Mobile Lines Compared to Q1 2024
◦Mobile line net additions of +49k in Q1 2025
◦Broadband and mobile convergence(6) grew to 6.3% at the end of Q1 2025, up from 5.7% at the end of Q4 2024
•Broadband Performance: Total Broadband Primary Service Units (PSUs) Net Losses of -37k in Q1 2025, Ending Total Broadband Subscribers of 4.3 million
◦Broadband net losses of -37k, compared to -30k in Q1 2024; sequential improvement compared to -39k in Q4 2024, supported by performance improvements in the East footprint
•Churn Improvement: Lowest Quarterly Churn in Three Years
◦Total residential customer and residential broadband subscriber quarterly churn reached three-year lows, with annualized broadband churn improvement of 90bps year over year in Q1 2025
•Expanding and Enhancing Our Networks with Efficiency
◦Added +25k total passings in Q1-25 and +185k in the last twelve months (LTM); Targeting 175k total additional passings in FY 2025
◦Added +33k fiber passings in Q1-25 and +215k LTM
◦Initiated mid-split upgrades on DOCSIS 3.1 network, expanding and reallocating spectrum to enable multi-gig speeds
◦Lightpath continues to expand in hyperscaler community with the recent announcement of its entrance into the Columbus, Ohio market anchored by a major hyperscaler partner
◦Focus on high-impact network investments, paired with ongoing efforts to enhance cost efficiency; Targeting approximately $1.2bn cash capital expenditures in FY 2025
•Focused Execution to Drive Improved Trends
◦Activating competitive go-to-market strategies across our hyper-local markets
◦Deepening penetration of new and existing products across broadband, mobile, video, and B2B
◦Transforming operations by expanding digital and AI capabilities, innovative programming deals, and more
Full Year 2025 Outlook
•Revenue of $8.6bn - $8.7bn in FY 2025
•Programming & Other Direct Costs of approximately $2.6bn in FY 2025
•Other Operating Expense of approximately $2.6bn in FY 2025
•Adjusted EBITDA of approximately $3.4bn in FY 2025(7)
•Cash Capital Expenditures of approximately $1.2bn in FY 2025

Balance Sheet Review as of March 31, 2025
•Net debt(8) for CSC Holdings, LLC Restricted Group was $23,486 million at the end of Q1 2025, representing net leverage of 7.8x L2QA(9)
◦The weighted average cost of debt for CSC Holdings, LLC Restricted Group was 6.9% and the weighted average life of debt was 3.9 years
•Net debt(8) for Cablevision Lightpath LLC was $1,445 million at the end of Q1 2025, representing net leverage of 5.5x L2QA(9)
◦The weighted average cost of debt for Cablevision Lightpath LLC was 5.3%(10) and the weighted average life of debt was 2.8 years
•Consolidated net debt(8) for Altice USA was $24,907 million, representing consolidated net leverage of 7.6x L2QA(9)
◦The weighted average cost of debt for consolidated Altice USA was 6.8%(10) and the weighted average life of debt was 3.8 years
Shares Outstanding
•As of March 31, 2025, Altice USA had 467,726,018 combined shares of Class A and Class B common stock outstanding

Customer Metrics (in thousands, except per customer amounts)
	Q1-24	Q2-24	Q3-24(11)	Q4-24(12)	FY-24(12)	Q1-25
Total Passings(13)	9,679.3	9,746.4	9,784.7	9,830.8	9,830.8	9,856.1
Total Passings additions	50.6	67.2	38.3	54.4	210.4	25.2
Total Customer Relationships(14)(15)
Residential	4,326.8	4,272.3	4,217.5	4,173.7	4,173.7	4,130.5
SMB	379.7	379.7	378.4	376.6	376.6	375.3
Total Unique Customer Relationships	4,706.5	4,652.0	4,595.9	4,550.3	4,550.3	4,505.9
Residential net additions (losses)	(36.3)	(54.5)	(54.8)	(41.8)	(187.4)	(43.2)
Business Services net additions (losses)	(0.7)	0.0	(1.2)	(1.8)	(3.7)	(1.3)
Total customer net additions (losses)	(37.0)	(54.5)	(56.1)	(43.6)	(191.1)	(44.4)
Residential PSUs
Broadband	4,139.7	4,088.7	4,039.5	3,999.9	3,999.9	3,963.3
Video	2,094.7	2,021.9	1,944.8	1,880.1	1,880.1	1,792.4
Telephony	1,452.1	1,391.1	1,326.0	1,269.2	1,269.2	1,200.0
Broadband net additions (losses)	(29.4)	(51.0)	(49.2)	(37.7)	(167.3)	(36.6)
Video net additions (losses)	(77.7)	(72.8)	(77.0)	(64.3)	(291.8)	(87.7)
Telephony net additions (losses)	(63.1)	(61.1)	(65.1)	(56.7)	(246.0)	(69.2)
Residential ARPU(1) ($)	135.67	135.95	135.77	133.95	135.44	133.93
SMB PSUs
Broadband	348.5	348.8	347.7	346.1	346.1	345.7
Video	87.3	85.4	83.3	81.0	81.0	78.7
Telephony	200.7	199.2	196.8	194.5	194.5	191.9
Broadband net additions (losses)	(0.4)	0.3	(1.1)	(1.6)	(2.8)	(0.4)
Video net additions (losses)	(2.3)	(1.9)	(2.1)	(2.2)	(8.5)	(2.4)
Telephony net additions (losses)	(2.6)	(1.4)	(2.4)	(2.3)	(8.8)	(2.6)
Total Mobile Lines(16)
Mobile ending lines	351.6	384.5	420.1	459.6	459.6	508.6
Mobile line net additions	29.3	33.0	35.5	39.5	137.4	49.0

Fiber (FTTH) Customer Metrics (in thousands)
	Q1-24	Q2-24	Q3-24	Q4-24	FY-24	Q1-25
FTTH Total Passings(17)	2,780.0	2,842.0	2,893.7	2,961.8	2,961.8	2,995.0
FTTH Total Passing additions	44.8	62.0	51.7	68.1	226.6	33.2
FTTH Residential customer relationships	385.2	422.7	468.5	523.4	523.4	590.2
FTTH SMB customer relationships	9.4	11.4	13.1	14.7	14.7	16.5
FTTH Total Customer Relationships(18)	394.6	434.1	481.6	538.2	538.2	606.7
FTTH Residential net additions	51.4	37.5	45.7	55.0	189.6	66.7
FTTH SMB net additions	1.9	2.0	1.7	1.7	7.2	1.8
FTTH Total Customer Net Additions	53.2	39.5	47.4	56.6	196.8	68.5

Altice USA Consolidated Operating Results ($ and shares in thousands, except per share data) (unaudited)
	Three Months Ended March 31,
	2025	2024

Revenue:
Broadband	$899,561	$916,994
Video	665,568	755,594
Telephony	66,412	70,965
Mobile	36,699	24,893
Residential revenue	1,668,240	1,768,446
Business services and wholesale	363,545	364,861
News and Advertising	102,410	105,725
Other	18,087	11,903
Total revenue	2,152,282	2,250,935
Operating expenses:
Programming and other direct costs	670,531	743,887
Other operating expenses	698,186	674,250
Restructuring, impairments and other operating items	21,622	51,253
Depreciation and amortization	418,485	388,391
Operating income	343,458	393,154
Other income (expense):
Interest expense, net	(428,016)	(437,141)
Gain on investments and sale of affiliate interests	5	292
Gain (loss) on interest rate swap contracts, net	(1,719)	42,303
Loss on extinguishment of debt and write-off of deferred financing costs	—	(7,035)
Other expense, net	(963)	(1,545)
Loss before income taxes	(87,235)	(9,972)
Income tax benefit (expense)	15,964	(2,924)
Net loss	(71,271)	(12,896)
Net income attributable to noncontrolling interests	(4,405)	(8,297)
Net loss attributable to Altice USA stockholders	$(75,676)	$(21,193)
Basic and diluted net loss per share	$(0.16)	$(0.05)
Basic and diluted weighted average common shares (in thousands)	464,862	457,369

Altice USA Consolidated Statements of Cash Flows ($ in thousands) (unaudited)
	Three Months Ended March 31,
	2025	2024

Cash flows from operating activities:
Net loss	$(71,271)	$(12,896)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	418,485	388,391
Gain on investments and sale of affiliate interests	(5)	(292)
Loss on extinguishment of debt and write-off of deferred financing costs	—	7,035
Amortization of deferred financing costs and discounts (premiums) on indebtedness	3,992	6,893
Share-based compensation expense	15,449	13,757
Deferred income taxes	(127,410)	86,595
Decrease in right-of-use assets	11,150	11,488
Allowance for credit losses	16,196	21,998
Other	399	1,510
Change in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, trade	17,187	20,908
Prepaid expenses and other assets	(55,377)	(85,655)
Amounts due from and due to affiliates	13,905	15,606
Accounts payable and accrued liabilities	42,958	(94,741)
Interest payable	(120,856)	29,882
Deferred revenue	18,816	3,056
Interest rate swap contracts	3,865	(13,874)
Net cash provided by operating activities	187,483	399,661
Cash flows from investing activities:
Capital expenditures	(356,124)	(336,095)
Payments for acquisitions, net of cash acquired	(7,616)	—
Other, net	191	318
Net cash used in investing activities	(363,549)	(335,777)
Cash flows from financing activities:
Proceeds from long-term debt	450,000	2,950,000
Repayment of debt	(220,014)	(2,967,306)
Principal payments on finance lease obligations	(17,262)	(35,396)
Payment related to acquisition of a noncontrolling interest	—	(7,261)
Additions to deferred financing costs	—	(17,138)
Other, net	(13,997)	(3,775)
Net cash provided by (used in) financing activities	198,727	(80,876)
Net increase (decrease) in cash and cash equivalents	22,661	(16,992)
Effect of exchange rate changes on cash and cash equivalents	(54)	(612)
Net increase (decrease) in cash and cash equivalents	22,607	(17,604)
Cash, cash equivalents and restricted cash at beginning of year	256,824	302,338
Cash, cash equivalents and restricted cash at end of period	$279,431	$284,734

Reconciliation of Non-GAAP Financial Measures
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, non-operating income or expenses, gain (loss) on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, interest expense, net, depreciation and amortization, share-based compensation, restructuring, impairments and other operating items (such as significant legal settlements and contractual payments for terminated employees). We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.
Adjusted EBITDA eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our business and from intangible assets recognized from acquisitions, as well as certain non-cash and other operating items that affect the period-to-period comparability of our operating performance. In addition, Adjusted EBITDA is unaffected by our capital and tax structures and by our investment activities.
We believe Adjusted EBITDA is an appropriate measure for evaluating our operating performance. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to our ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as a liquidity measure. We believe this measure is useful to investors in evaluating our ability to service our debt and make continuing investments with internally generated funds, although it may not be directly comparable to similar measures reported by other companies.

Reconciliation of Net Loss to Adjusted EBITDA ($ in thousands) (unaudited)
	Three Months Ended March 31,
	2025	2024

Net loss	$(71,271)	$(12,896)
Income tax expense (benefit)	(15,964)	2,924
Other expense, net	963	1,545
Loss (gain) on interest rate swap contracts, net	1,719	(42,303)
Gain on investments and sale of affiliate interests	(5)	(292)
Loss on extinguishment of debt and write-off of deferred financing costs	—	7,035
Interest expense, net	428,016	437,141
Depreciation and amortization	418,485	388,391
Restructuring, impairments and other operating items	21,622	51,253
Share-based compensation	15,449	13,757
Adjusted EBITDA	799,014	846,555
Adjusted EBITDA margin	37.1%	37.6%

Reconciliation of net cash flow from operating activities to Free Cash Flow (Deficit) (in thousands) (unaudited):
	Three Months Ended March 31,
	2025	2024

Net cash flows from operating activities	$187,483	$399,661
Less: Capital expenditures (cash)	356,124	336,095
Free Cash Flow (Deficit)	$(168,641)	$63,566

Consolidated Net Debt as of March 31, 2025 ($ in millions)
CSC Holdings, LLC Restricted Group	Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$2,000	SOFR+2.350%	2027
Term Loan B-5	2,850	ABR(19)	2027
Term Loan B-6	1,962	SOFR+4.500%	2028(20)
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
Guaranteed Notes	1,000	11.250%	2028
Guaranteed Notes	2,050	11.750%	2029
Guaranteed Notes	1,750	6.500%	2029
Guaranteed Notes	1,100	4.125%	2030
Guaranteed Notes	1,000	3.375%	2031
Guaranteed Notes	1,500	4.500%	2031
Senior Notes	1,046	7.500%	2028
Legacy unexchanged Cequel Notes	4	7.500%	2028
Senior Notes	2,250	5.750%	2030
Senior Notes	2,325	4.625%	2030
Senior Notes	500	5.000%	2031
CSC Holdings, LLC Restricted Group Gross Debt	23,647
CSC Holdings, LLC Restricted Group Cash	(161)
CSC Holdings, LLC Restricted Group Net Debt	$23,486

CSC Holdings, LLC Restricted Group Undrawn RCF	$311.4

Cablevision Lightpath LLC	Principal Amount	Coupon / Margin	Maturity
Drawn RCF(21)	$—	SOFR+3.00%
Term Loan(22)	674	SOFR+3.00%	2027
Senior Secured Notes	450	3.875%	2027
Senior Notes	415	5.625%	2028
Cablevision Lightpath Gross Debt	1,539
Cablevision Lightpath Cash	(94)
Cablevision Lightpath Net Debt	$1,445

Cablevision Lightpath Undrawn RCF	$114.9

Net Leverage Schedule as of March 31, 2025 ($ in millions)

	CSC Holdings Restricted Group(23)	Cablevision Lightpath LLC	CSC Holdings Consolidated(24)	Altice USA Consolidated

Gross Debt Consolidated(25)	$23,647	$1,539	$25,186	$25,186
Cash	(161)	(94)	(269)	(279)
Net Debt Consolidated(8)	$23,486	$1,445	$24,917	$24,907
LTM EBITDA	$3,107	$254	$3,362	$3,366
L2QA EBITDA	$3,004	$261	$3,268	$3,273
Net Leverage (LTM)	7.6x	5.7x	7.4x	7.4x
Net Leverage (L2QA)(9)	7.8x	5.5x	7.6x	7.6x
WACD(10) (%)	6.9%	5.3%	6.9%	6.8%

Reconciliation to Financial Reported Debt
Altice USA Consolidated
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$25,151
Unamortized financing costs and discounts, net of unamortized premiums	35
Gross Debt Consolidated(25)	25,186
Finance leases and supply chain financing	148
Total Debt	25,334
Cash	(279)
Net Debt Including Finance Leases and Supply Chain Financing	$25,055

(1)ARPU is calculated by dividing the average monthly revenue for the respective period derived from the sale of broadband, video, telephony and mobile services to residential customers by the average number of total residential customers for the same period and excludes mobile-only customer relationships.
(2)Broadband ARPU is calculated by dividing the average monthly residential broadband revenue for the respective period by the average number of total residential broadband customers for the same period.
(3)See “Reconciliation of Non-GAAP Financial Measures” beginning on page 7 of this earnings release.
(4)Capital intensity refers to total cash capital expenditures as a percentage of total revenue.
(5)Beginning Q1 2025, capital intensity calculation excluding FTTH and new build includes capitalized labor related to FTTH.
(6)Broadband base converged with mobile is expressed as the percentage of customers subscribing to both broadband and mobile services divided by the total broadband customer base. Excludes mobile only customers.
(7)Adjusted EBITDA is provided on a forward-looking basis under the section entitled “Full Year 2025 Outlook” above. The Company has not included a reconciliation of projected Adjusted EBITDA to net income, which is the most directly comparable GAAP measure, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict and may significantly impact the projection of net income.
(8)Net debt, defined as the principal amount of debt less cash, and excluding finance leases and other notes.
(9)L2QA leverage is calculated as quarter end net leverage divided by the last two quarters of Adjusted EBITDA annualized.
(10)WACD includes floating to fixed interest rate swaps at Cablevision Lightpath LLC and Altice USA Consolidated.
(11)Customer metrics as of September 30, 2024 reflect adjustments to align to the Company’s bulk residential subscriber count policy, resulting in an increase of 4.7 thousand residential customer relationships, 3.8 thousand broadband customers and 5.2 thousand video customers. The impact of these adjustments to customer relationships, broadband and video customer net additions was not material for any period presented and as such prior period metrics were not restated.
(12)Subscriber net additions (losses) and passings additions exclude 8.3k passings, 2.1k customer relationships, 1.9k broadband subscribers and 0.5k video subscribers that were transferred in connection with a small system sale in Q4-24.
(13)Total passings represents the estimated number of single residence homes, apartments and condominium units passed by the HFC and FTTH network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our hybrid-fiber-coaxial (HFC) and fiber-to-the-home (FTTH) network. Broadband services were not available to approximately 30 thousand total passings and telephony services were not available to approximately 500 thousand total passings.
(14)Total Unique Customer Relationships represent the number of households/businesses that receive at least one of our fixed-line services. Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our HFC and FTTH network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(15)Total Customer Relationship metrics do not include mobile-only customers.
(16)Mobile lines represent the number of residential and business customers’ wireless connections, which include mobile phone handsets and other mobile wireless connected devices. An individual customer relationship may have multiple mobile lines. The FY 2024 and Q1 2025 ending lines include approximately 4.4 thousand and 7.5 thousand lines related to business customers, respectively. The service revenue related to these business customers is reflected in "Business services and wholesale" in the table above.
(17)Represents the estimated number of single residence homes, apartments and condominium units passed by the FTTH network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our FTTH network.
(18)Represents number of households/businesses that receive at least one of our fixed-line services on our FTTH network. FTTH customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets on our FTTH network. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(19)Beginning on March 31, 2025, we are required to pay interest on the Incremental Term Loan B-5 at a rate equal to the alternate base rate (“ABR”), plus the applicable margin, where the ABR is the greater of (x) prime rate or (y) the federal funds effective rate plus 50 basis points, and the applicable margin for any ABR loan is 1.50% per annum. Prior to March 31, 2025, we paid interest at a rate equal to Synthetic USD London Interbank Offered Rate plus 2.50% per annum.
(20)The Incremental Term Loan B-6 is due on the earlier of (i) January 15, 2028 and (ii) April 15, 2027 if, as of such date, any Incremental Term Loan B-5 borrowings are still outstanding, unless the Incremental Term Loan B-5 maturity date has been extended to a date falling after January 15, 2028.
(21)Under the extension amendment to the Lightpath credit agreement entered into in February 2024, the aggregate principal amount of revolving loan commitments available under the credit agreement increased to $115 million, of which $95 million of revolving credit commitments, if drawn, would be due on the earlier of (i) June 15, 2027 and (ii) the date that is five business days after any Extension Breach Date (as defined in Lightpath's amended credit agreement); and $20 million of revolving credit commitments, if drawn, would be due on November 30, 2025.
(22)In January 2025, Lightpath entered into a refinancing amendment to its credit agreement which reduced the applicable margins on its Term SOFR loans (as defined in Lightpath's amended credit agreement) from 3.25% per annum to 3.00%. Additionally, after giving effect to the refinancing amendment, interest on borrowings made under the Term SOFR loans are calculated without giving effect to the spread adjustments (0.11448%, 0.26161% and 0.42826% for interest periods of one, three and six months, respectively) initially provided for under Lightpath's amended credit agreement.
(23)CSC Holdings, LLC Restricted Group excludes the unrestricted subsidiaries, primarily Cablevision Lightpath LLC and NY Interconnect, LLC.
(24)CSC Holdings Consolidated includes the CSC Holdings, LLC Restricted Group and the unrestricted subsidiaries.
(25)Principal amount of debt excluding finance leases and other notes.
Certain numerical information is presented on a rounded basis. Minor differences in totals and percentage calculations may exist due to rounding.

Contacts
Investor Relations
John Hsu: +1 917 405 2097 / john.hsu@alticeusa.com
Sarah Freedman: +1 631 660 8714 / sarah.freedman@alticeusa.com

Media Relations
Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@optimum.com
Janet Meahan: +1 516 519 2353 / janet.meahan@optimum.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to approximately 4.5 million residential and business customers across 21 states through its Optimum brand. We operate Optimum Media, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. We also operate News 12, which is focused on delivering best-in-class hyperlocal news content.

FORWARD-LOOKING STATEMENTS
Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this earnings release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things: our future financial condition, liquidity and results of operations; our strategy, objectives, prospects and trends; mobile and fiber growth; our priorities, including revenue opportunity, operational efficiency, network enhancements and sustainable capital structure; our go-to-market strategies, deepening penetration of new and existing product offerings, operational transformation (including our digital and AI capabilities and our focus on operating expense and capital expenditure return on investment); our ability to achieve targets for Adjusted EBITDA and Adjusted EBITDA margin, revenue, programming and direct costs, other operating expense and cash capital expenditures; our ARPU stability and strategy; our ability to expand our passings footprint and increase network efficiency (including our hyperscaler expansion opportunities); our ability to consummate strategic transactions (including the sale of non-core assets); and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including without limitation the terms “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “opportunity”, “plan”, “project”, “should”, “target”, “outlook”, or “will” or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this earnings release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.